UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of  iStar Financial Inc. has elected Barry W. Ridings to serve as a member of the Board, effective immediately, for an initial term ending on the date of the 2012 annual meeting of stockholders.  Mr. Ridings has also been appointed to serve as a member of the compensation committee of the Board of Directors.

Mr. Ridings, age 59, is a managing director and vice chairman of U.S. investment banking of Lazard Frères & Co. LLC, a global, full service investment bank which he joined in July 1999.  Mr. Ridings has over 35 years of experience in debt and equity offerings, mergers and acquisitions and corporate restructurings.  Mr. Ridings is a director of Siem Industries Inc. (a company with interests in oil, gas and shipping).  Lazard Frères provided financial advisory services to the Company in connection with the refinancing of its secured credit facilities for which Lazard Frères received aggregate fees of approximately $8.3 million since January 1, 2010.  The refinancing was completed in March 2011.

Mr. Ridings is on the advisory council for the Cornell University Johnson Graduate School of Business. He is a trustee of the Mu of Delta Kappa Epsilon Foundation, a charitable fraternal organization associated with Colgate University, a trustee of The Montclair Kimberley Academy and a director of the Catholic Charities of the Archdiocese of New York.  Mr. Ridings has an M.B.A. in Finance from Cornell University and a B.A. in Religion from Colgate University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: August 10, 2011	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: August 10, 2011	By:	/s/ David DiStaso
David DiStaso
Chief Financial Officer